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                          NORTHFIELD LABORATORIES INC.
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                              TO OUR SHAREHOLDERS

     During the past year Northfield Laboratories continued its efforts to complete the successful development of PolyHeme(TM) as the first blood substitute to be commercially available for human use in this country. We remain optimistic that we will achieve this goal. The year included important advances in the areas of clinical development, regulatory affairs and manufacturing and supply. We are pleased to provide you with this summary of Northfield's accomplishments.

                              CLINICAL DEVELOPMENT

     The most crucial area remains the clinical development of PolyHeme. We continue to believe that the greatest value of a blood substitute will be in the clinical setting of urgent, life-threatening blood loss in trauma and surgery. The number of recipients treated with PolyHeme in this setting continues to grow. More impressive than the number of patients, however, is the accumulated experience in the subset of patients receiving rapid, large volume infusions of PolyHeme. The normal volume of blood in an average adult is 10 units. Nearly 40 patients have received between 10 and 20 units of PolyHeme, representing replacement of the total volume of blood at least once, and on 13 occasions, twice. We are not aware of any other clinical trials that involve such rapid, massive infusion of a blood substitute.

     Our clinical trials have allowed us to assess the ability of PolyHeme to support life during massive hemorrhage in patients not receiving red cells. After infusion of PolyHeme, we are able to distinguish the level of hemoglobin provided by both the red cells and by PolyHeme. We can therefore observe the contribution of PolyHeme to maintaining an adequate total hemoglobin level in a bleeding patient. To date, nearly 40 patients in our clinical trials have had red cell hemoglobin values fall below critical levels during hemorrhage. The published data in the scientific literature report that the survival rate for surgical patients at very low red cell hemoglobin levels can be less than 20%. In contrast, the survival rate in our trial for patients with life-threatening red cell hemoglobin levels who received PolyHeme in lieu of red cells was increased to 75%, a dramatic improvement. The mortality rate in our trial reflects the severity of the underlying trauma, and is comparable to the outcome in trauma patients with similar injuries who receive blood. These important observations demonstrate that rapid, massive infusion of PolyHeme during hemorrhage provides life-sustaining benefit by maintaining an adequate total concentration of hemoglobin.

     As we have reported previously, our clinical trial in elective surgery is producing important results. However, patient accrual is progressing slower than anticipated due to the complex protocol. We continue to consider additional elective surgery trials with different protocols to more broadly and rapidly confirm PolyHeme's capability as an alternative to blood in critical care situations.

                               REGULATORY ISSUES

     There has been considerable activity on the regulatory front. The FDA has recently been faced with a number of difficult issues dealing with the current use of blood and blood products. There continues to be evidence of a shortage of donated blood that occurs at predictable times due to vacations, holidays and other recurring events. Increasing concern about the safety of donated blood has led to further restrictions on the eligibility of blood donors. In particular, the concern about "mad cow disease" has resulted in the elimination of the category of volunteer blood donors who have spent extended time in Great Britain. In addition, the FDA has been faced with a number of highly publicized safety issues in certain drugs that only surfaced once these drugs were approved and on the market. The inevitable result of these events has been a heightened scrutiny of safety data for investigational products. We are sensitive to these issues and are working diligently to provide appropriate assurances to the FDA about the safety of PolyHeme. A number of sponsors of other blood substitute programs have described their experiences with their products in elective surgery, but to date none have publicly disclosed data demonstrating they have achieved the necessary milestones to complete their trials.

     In September of last year, the FDA sponsored a workshop in conjunction with the National Institutes of Health to consider and develop guidelines for the development of blood substitutes. The full proceedings have been available to the public on the Internet. There were many important issues considered during the workshop. Some of the discussions suggested that testing of a blood substitute should occur in both trauma
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and elective surgery, including both stable and stressed patients. Furthermore, evaluations of safety should include rapid infusions at high doses. With regard to efficacy, although reduction in allogeneic transfusion was considered a suitable endpoint in elective surgery, the most compelling endpoint would be a reduction in mortality in trauma and urgent care. We believe that only Northfield's approach to clinical development will satisfy these recommendations.

                              MANUFACTURING SUPPLY

     During the past year we expanded our manufacturing capacity of PolyHeme from 4,000 to 10,000 units annually. We continue to explore a possible expansion into additional facilities adjacent to our current manufacturing facility. Our preliminary engineering studies indicate that an additional capacity of 50-60,000 units could be successfully developed in that space. We remain in discussion with several potential manufacturing, marketing/distribution, and source supply partners, and have not ruled out entering into an alliance in one or more of these areas in the future.

                     SCIENTIFIC AND INVESTOR PRESENTATIONS

     During the past year we have made formal, public presentations at the FDA workshop on blood substitutes described above, at the annual meeting of the American Association of Blood Banks in November of 1999, and at a number of invited lectureships at academic programs throughout the country. We have also participated at healthcare investment conferences sponsored by Prudential Vector Securities in November of 1999, and Deutsche Bank - Alex Brown in May of this year. In the coming months, we will be presenting at a Post-Graduate course on Pre-and Postoperative Care at the annual meeting of the American College of Surgeons in October, and at a NATO conference on blood use in November. We will also be presenting again in November at this year's Prudential Vector Healthcare Conference. In conjunction with our press releases that frequently accompany these presentations, we believe we have adopted the most appropriate, thoughtful and effective approach to disseminate information concerning our progress.

                           NEW ANNUAL MEETING FORMAT

     We are pleased to announce that we will be using a new format this year to provide information simultaneously to all of our shareholders in connection with our upcoming annual meeting. After the official business of the meeting has concluded, the annual update and the question and answer session we have traditionally presented to shareholders attending the annual meeting will instead be broadcast exclusively over the Internet. Shareholders can access the presentation through www.vcall.com or www.Northfieldlabs.com. Shareholders without Internet access will be able to listen to the report by calling a toll free number. The call-in number will be made available approximately 1 week before the presentation. The report will be repeated following the annual meeting for the convenience of shareholders. The replay will be available for 30 days on the Internet, and for 7 days by telephone.

     Questions from shareholders for the question and answer session should be submitted in writing or via electronic mail during the period leading up to the annual meeting. Please submit your questions by regular mail to our corporate office at Northfield Laboratories Inc., 1560 Sherman Ave., Suite 1000, Evanston, IL 60201, or via E-mail to investor@frb.bsmg.com. All questions should be submitted at least 7 days prior to the annual meeting.

     Northfield Laboratories management appreciates the support of its shareholders. We continue to focus on our goal. The past year has included a number of important developments and changes in the field of blood substitutes. We remain optimistic with high expectations for the next year.
Sincerely,

[Richard DeWoskin]
Richard DeWoskin
Chairman & Chief Executive Officer

[Steven A. Gould]
Steven A. Gould, M.D.
President & Chief Operating Officer